SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549


                               FORM 8-K


                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported):   July 30, 1999




             CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XIV
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        (Exact name of registrant as specified in its charter)




     Illinois                   0-15962                 36-3256340
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(State or other)              (Commission          (IRS Employer
 Jurisdiction of             File Number)           Identification No.)
 Organization




         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
         -----------------------------------------------------
                (Address of principal executive office)




  Registrant's telephone number, including area code:  (312) 915-1987
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                           LOUIS JOLIET MALL
                           Joliet, Illinois



ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. On July 30, 1999, Carlyle Real Estate Partnership-XIV (the "Partnership") sold the land, building and related improvements known as the Louis Joliet Mall (the "Property"), located in Joliet, Illinois. BRE/Louis Joliet L.L.C. (the "Purchaser"), a Delaware limited liability company, is not affiliated with the Partnership or its General Partners and the sale price was determined by arm's length negotiations. The Property is an approximate 922,000 square foot enclosed mall of which the Partnership owned approximately 305,000 square feet. As of the date of sale, the enclosed mall space was approximately 80% occupied.

     The purchase price of the property was $45,400,000. A portion of the purchase price represents the assumption of the mortgage loan (approximately $25,200,000) by the Purchaser at the closing of the sale. The Partnership received cash at closing (net of closing costs and before prorations) of approximately $19,400,000. As part of the prorations at closing, the Purchaser received a credit for the Partnership's obligation (approximately $497,000) to a tenant to reconfigure the cinema at the Property. The Property was classified as held for sale as of December 31, 1996 and therefore has not been subject to continued depreciation from such date for financial reporting purposes. The Partnership expects to recognize a gain of approximately $7,700,000 and $22,200,000 for financial reporting purposes and Federal income tax purposes in 1999, respectively. In addition, in connection with the sale of the property and as is customary in such transactions, the Partnership has agreed to certain representations, warranties and covenants with a stipulated survival period which expires on January 30, 2000. Although it is not expected, the Partnership may ultimately have some liability under such representations, warranties and covenants, which is limited to actual damages and shall in no event exceed $1,500,000 in the aggregate.

     The Partnership Agreement provides that subject to certain conditions, the General Partners shall receive as a distribution from the sale of a real property by the Partnership up to 3% of the selling price, and that the remaining proceeds (after expenses and retained working capital) be distributed 85% to the Limited Partners and 15% to the General Partners. However, prior to such distributions being made, the Limited Partners are entitled to receive 99% of net sale or refinancing proceeds and the General Partners shall receive 1% until the Limited Partners have received (i) cash distributions of sale or refinancing proceeds in an amount equal to the Limited Partners' aggregate initial capital investment in the Partnership and (ii) cumulative cash distributions from the Partnership's operations which, when combined with the sale or refinancing proceeds previously distributed, equal a 6% annual return on the Limited Partners' average adjusted capital investment for each year (their initial capital investment reduced by sale or refinancing proceeds previously distributed) commencing with the third fiscal quarter of 1985. Since the Limited Partners have not yet received, and are not expected to receive the amounts stipulated in items (i) and (ii) above, the General Partners are not expected to receive any share of any proceeds from this sale.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)   Financial Statements. Not applicable

     (b)   Proforma financial information - Narrative

     As a result of the sale of the Property, after July 30, 1999, there will be no further rental income, interest income, mortgage and other interest, property operating expenses and amortization of deferred expenses for the Property in the consolidated financial statements of the Partnership, which for the Partnership's most recent fiscal year (the year ended December 31, 1998) were approximately $8,614,000, $171,000, $2,055,000, $4,290,000 and $187,000, respectively. Rental income, interest income, mortgage and other interest , property operating expenses and amortization of deferred expenses included in the six months ended June 30, 1999, in the Partnership's consolidated financial statements relating to the Property were approximately $4,532,000, $61,000, $1,016,000, $1,954,000 and $93,000, respectively. Such operating results reflect the classification of the Property as held for sale as of December 31, 1996 and therefore not subject to continued depreciation as of such date. Additionally, as a result of such sale, there will be no further assets and liabilities related to the Property, which at June 30, 1999 consisted of other current assets of approximately $147,000, property held for sale or disposition of approximately $34,370,000, deferred expenses of approximately $814,000, accrued rents receivable of approximately $560,000, long-term debt (including current portion) of approximately $25,230,000, accrued real estate taxes of $557,000, other current liabilities of approximately $565,000 and tenant security deposits of approximately $21,000.

     (c) Exhibits

     10.1 Amended and Restated Purchase Agreement between Carlyle Real Estate Limited Partnership - XIV and BRE/Louis Joliet L.L.C. dated June 22, 1999.



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                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                      CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XIV

                      BY:   JMB Realty Corporation
                            Corporate General Partner


                      By:   GAILEN J. HULL
                            Gailen J. Hull
                            Senior Vice President and
                            Principal Accounting Officer



Date:  August 16, 1999